EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 26, 2022

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2021 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER 2021
•DILUTED EARNINGS PER SHARE OF $0.34 FOR THE FOURTH QUARTER OF 2021, COMPARED TO $0.33 FOR THE TRAILING QUARTER, AND $0.26 FOR THE FOURTH QUARTER OF 2020.
•NET INTEREST MARGIN DECREASED BY THREE BASIS POINTS TO 2.96% COMPARED TO 2.99% FOR THE TRAILING QUARTER, AND INCREASED BY 13 BASIS POINTS COMPARED TO 2.83% FOR THE FOURTH QUARTER OF 2020.
•LOANS HELD-FOR-INVESTMENT, EXCLUDING PAYCHECK PROTECTION PROGRAM (“PPP”) LOANS, INCREASED $22.1 MILLION, OR 2.4% ANNUALIZED, DURING THE QUARTER. CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.21% COMPARED TO 0.20% AT THIRD QUARTER 2021.
•DEPOSITS, EXCLUDING BROKERED, INCREASED $34.8 MILLION, OR 3.4% ANNUALIZED, DURING THE QUARTER. TRANSACTION ACCOUNTS REPRESENT 48% OF TOTAL DEPOSITS AT YEAR END. THE AVERAGE COST OF DEPOSITS DECREASED TO 12 BASIS POINTS FROM 14 BASIS POINTS FOR THE TRAILING QUARTER. AT DECEMBER 31, 2021 OUR COST OF DEPOSITS WAS 0.10%.
•REPURCHASED 375,999 SHARES TOTALING APPROXIMATELY $6.3 MILLION.
•CASH DIVIDEND OF $0.13 PER SHARE DECLARED ON COMMON STOCK, PAYABLE FEBRUARY 23, 2022, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 9, 2022.
FULL-YEAR 2021
•DILUTED EARNINGS PER SHARE OF $1.45 COMPARED TO $0.76.
•LOANS HELD-FOR-INVESTMENT, EXCLUDING PPP LOANS, INCREASED $69.4 MILLION, OR 1.9%. LOAN SALES (EXCLUDING HELD-FOR-SALE AT YEAR END 2020) TOTALED $131.9 MILLION.
•DEPOSITS, EXCLUDING BROKERED, INCREASED $209.6 MILLION, OR 5.3%.
WOODBRIDGE, N.J., JANUARY 26, 2022 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.34 and $1.45 for the quarter and year ended December 31, 2021, respectively, as compared to $0.26 and $0.76 per diluted share for the quarter and year ended December 31, 2020, respectively. Major factors impacting 2021 earnings included a benefit for credit losses on loans, an increase in the accelerated recognition of fees related to the forgiveness of PPP loans, higher loan prepayment income, and higher accretable income related to the payoffs of purchased credit deteriorated (“PCD”) loans. Earnings for the quarter and year ended December 31, 2021, included a provision of $39,000 and a benefit of $6.2 million, respectively, for credit losses on loans, reflecting continued improvement in the economic forecast and asset quality under the January 1, 2021 adoption of a new accounting standard requiring the recognition of all expected credit losses to be incurred over the life of the loans (“CECL”), as compared to provisions for loan losses of $2.5 million and $12.7 million for the quarter and year ended December 31, 2020, respectively, under the incurred loss methodology. The provision for loan losses for the year ended December 31, 2020, included incremental loss provisions of $8.0 million related to additional factors considered for economic uncertainties related to the Coronavirus 2019 (“COVID-19”) pandemic. Additionally, earnings for the quarter and year ended December 31, 2020, reflected charges of $2.2 million in occupancy costs related to branch consolidations, and earnings for the year ended December 31, 2020, reflected merger-related expenses of $4.3 million.

Commenting on the quarter and year, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “Northfield has reported another quarter of strong financial performance closing out a year of successes that demonstrate the critical role Northfield serves in its communities. Our team’s focus on building relationships with business and retail customers, investing in people and technology, and giving back to our communities has resulted in record growth in commercial loan originations and deposit transaction accounts.” Mr. Klein also noted, “Our successes continue to be highlighted by a culture of inclusiveness, expense discipline and strong asset quality and risk management.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable February 23, 2022, to stockholders of record on February 9, 2022.”
Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2021 and 2020

Net income was $70.7 million and $37.0 million for the years ended December 31, 2021 and December 31, 2020, respectively. Significant variances from the prior year are as follows: a $25.8 million increase in net interest income, an $18.9 million decrease in the provision for credit losses on loans, a $3.0 million increase in non-interest income, and a $646,000 increase in non-interest expense.

Net interest income for the year ended December 31, 2021, increased $25.8 million, or 19.9%, to $155.6 million, from $129.8 million for the year ended December 31, 2020, primarily due to a $211.3 million, or 4.3%, increase in average interest-earning assets as well as a 40 basis point increase in net interest margin to 3.01% from 2.61%. The increase in average interest-earning assets was due to increases in average loans outstanding of $239.5 million, and average other securities of $19.7 million, largely attributable to assets acquired in the VSB Bancorp, Inc. (“Victory”) acquisition on July 1, 2020. The increases were partially offset by decreases in average mortgage-backed securities of $39.8 million, average Federal Home Loan Bank of New York (“FHLBNY”) stock of $4.6 million, and average interest-earning deposits in financial institutions of $3.5 million.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest-earning assets. Yields on interest-earning assets decreased five basis points to 3.33% for the year ended December 31, 2021, from 3.38% for the year ended December 31, 2020. The cost of interest-bearing liabilities decreased by 54 basis points to 0.44% for the year ended December 31, 2021, from 0.98% for the year ended December 31, 2020, driven by lower costs of deposits. Lower market interest rates continue to negatively impact interest-earning asset yields, but these declines have been largely mitigated by lower costs of funds. Net interest income for the year ended December 31, 2021, also benefited from an increase in the accelerated recognition of fees related to the forgiveness of PPP loans, higher loan prepayment income and an increase in accretable income related to the payoffs of PCD loans in the first quarter of 2021. Fees recognized from PPP loans totaled $5.6 million for the year ended December 31, 2021, as compared to $1.9 million for the year ended December 31, 2020. Loan prepayment income was $5.1 million for the December 31, 2021, as compared to $2.2 million for the year ended December 31, 2020. The Company accreted interest income related to PCD loans of $3.7 million for the year ended December 31, 2021, as compared to $2.9 million for the year ended December 31, 2020.

The provision for credit losses on loans decreased by $18.9 million to a benefit of $6.2 million for the year ended December 31, 2021, compared to a provision of $12.7 million for the year ended December 31, 2020. The decrease in the provision for credit losses was primarily the result of an improvement in the economic forecast and asset quality. The improvement in asset quality is primarily attributable to an improvement in risk ratings as loans previously modified for COVID-19 relief returned to consistent payment status. The higher provision for loan losses in 2020 was primarily due to increases in qualitative factors used in determining the adequacy of the allowance for credit losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, under the incurred loss methodology. Net charge-offs were $2.8 million for the year ended December 31, 2021, primarily related to PCD loans, as compared to net charge-offs of $3.8 million for the year ended December 31, 2020.

On January 1, 2021, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.1 million, comprised of $10.4 million and $737,000, respectively, for loans and unfunded commitments, including $6.8 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity.

Non-interest income increased $3.0 million to $14.5 million for the year ended December 31, 2021, from $11.5 million for the year ended December 31, 2020, due primarily to: an increase of $1.4 million in fees and service charges for customer services, as the prior year reflected fees waived and fewer transactions related to lower consumer spending in the early part of the pandemic; an increase of $1.2 million in gains on sales of available-for-sale debt securities, net; a $736,000 increase in gains on sales of loans; and a $329,000 increase in income on bank-owned life insurance income related to an increase in benefit claims. The increase in gains on sales of loans resulted from the sales of approximately $126.3 million of multifamily loans for gains of $1.4 million in the second quarter of 2021, compared to sales of $47.5 million of multifamily loans for gains of $665,000 in the second quarter of 2020. The Company periodically considers the sale of loans to manage its overall risk profile, including consideration of interest rate risk, concentration risk and capital deployment opportunities. Partially offsetting the increases was a $781,000 decrease in other income primarily due to a decrease in fees on loan swap transactions for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to a lower volume of such transactions in 2021.

Non-interest expense increased $646,000, or 0.8%, to $79.2 million for the year ended December 31, 2021, compared to $78.5 million for the year ended December 31, 2020. Employee compensation and benefits expense increased by $2.2 million, primarily due to increases in salary and medical benefit expenses associated with the addition of former Victory employees, combined with annual merit increases and an increase in the employee stock option plan expense, partially offset by a decrease in change-in-control and severance compensation paid to former Victory employees in the prior year. FDIC insurance premiums increased by $480,000 due to an increase in the insurance assessment rate and the receipt of a small bank assessment credit in the prior year that was not available in 2021. Other expense increased by $518,000, primarily due to an increase in the reserve for unfunded commitments as well as an increase in other operating expenses. Partially offsetting the increases was a $1.2 million decrease in occupancy expense, primarily due to a $2.2 million charge in the prior year associated with branch consolidations, which was partially offset by higher maintenance costs related to additional branches from the Victory acquisition, renovation of existing branches, and higher snow removal costs in the current year. Additionally, there was a $1.3 million decrease in data processing costs as the prior year included a contract termination penalty of $1.3 million on the completion of Victory's core system conversion, and a $545,000 decrease in professional fees due to a reduction in merger-related costs.

The Company recorded income tax expense of $26.5 million for the year ended December 31, 2021, compared to $13.0 million for the year ended December 31, 2020. The effective tax rate for the year ended December 31, 2021, was 27.3% compared to 26.1% for the year ended December 31, 2020. The higher effective tax rate was primarily due to higher taxable income. Additionally, on April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%.

Comparison of Operating Results for the Three Months Ended December 31, 2021 and 2020

Net income was $16.1 million and $13.1 million for the quarters ended December 31, 2021, and December 31, 2020, respectively. Significant variances from the comparable prior year quarter are as follows: a $1.3 million increase in net interest income, a $2.4 million decrease in the provision for credit losses on loans, a $170,000 increase in non-interest income, a $497,000 decrease in non-interest expense, and a $1.4 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2021, increased $1.3 million, or 3.6%, primarily due to a 13 basis point increase in net interest margin to 2.96% from 2.83% for the quarter ended December 31, 2020, partially offset by a $70.9 million, or 1.4%, decrease in average interest-earning assets. The decrease in average interest-earning assets was primarily due to decreases in the average balance of mortgage-backed securities of $242.8 million, the average balance of FHLBNY stock of $7.1 million, and the average balance of interest-earning deposits in financial institutions of $9.7 million, partially offset by increases in the average balance of loans outstanding of $103.2 million and the average balance of other securities of $85.5 million.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest-earning assets. Yields on interest-earning assets decreased six basis points to 3.23% for the quarter ended December 31, 2021, from 3.29% for the quarter ended December 31, 2020. The cost of interest-bearing liabilities decreased 23 basis points to 0.37% for the quarter ended December 31, 2021, from 0.60% for the quarter ended December 31, 2020, driven by lower costs of deposits. Net interest income for the quarter ended December 31, 2021, included loan prepayment income of $2.0 million as compared to $1.1 million for the quarter ended December 31, 2020. Fees recognized from PPP loans totaled $1.3 million for the quarter ended December 31, 2021, as compared to $1.1 million for the quarter ended December 31, 2020. The Company accreted interest income related to PCD loans of $324,000 for the quarter ended December 31, 2021, as compared to $689,000 for the quarter ended December 31, 2020.

The provision for credit losses on loans decreased by $2.4 million to a provision of $39,000 for the quarter ended December 31, 2021, from a provision of $2.5 million for the quarter ended December 31, 2020. The decrease in the provision for credit losses for the current quarter, as compared to the comparable prior year quarter, was primarily the result of an improvement in the economic forecast and asset quality. The improvement in asset quality is primarily attributable to an improvement in risk ratings as loans previously modified for COVID-19 relief returned to consistent payment status. The higher provision for loan losses in 2020 was primarily due to increases in qualitative factors used in determining the adequacy of the allowance for credit losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, under the incurred loss methodology. Net recoveries were $73,000 for the quarter ended December 31, 2021, compared to net charge-offs of $3.6 million for the quarter ended December 31, 2020.

Non-interest income increased by $170,000, or 4.1%, to $4.3 million for the quarter ended December 31, 2021, from $4.1 million for the quarter ended December 31, 2020. The increase was primarily a result of a $328,000 increase in fees and service charges for customer services, a $397,000 increase in income on bank-owned life insurance, attributable to benefit claims, and a $297,000 increase in gains on sales, net, of available-for-sale debt securities. Partially offsetting these increases, was a $597,000 decrease in gains on trading securities, net, and a $255,000 decrease in other income, primarily lower fees on loan swap transactions. For the quarter ended December 31, 2021, gains on trading securities, net, included gains of $607,000 related to the Company's trading portfolio, compared to gains of $1.2 million in the comparative prior year quarter. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.
Non-interest expense decreased by $497,000, or 2.3%, to $20.7 million for the quarter ended December 31, 2021, from $21.2 million for the quarter ended December 31, 2020. The decrease was due primarily due to a $2.2 million decrease in occupancy expense related to branch consolidation costs in the prior year quarter, partially offset by a $1.6 million increase in compensation and employee benefits. The increase in compensation and employee benefits was primarily attributable to annual merit increases, an increase in the accrual for incentive compensation, and higher medical benefits, partially offset by a decrease in expense related to the Company's deferred compensation plan, which as discussed above has no effect on net income.

The Company recorded income tax expense of $5.8 million for the quarter ended December 31, 2021, compared to $4.4 million for the quarter ended December 31, 2020. The effective tax rate for the quarter ended December 31, 2021, was 26.5% compared to 25.3% for quarter ended December 31, 2020. The higher effective tax rate was primarily due to higher taxable income. Additionally, on April 19, 2021, the Governor of New York signed into law an increase in the tax rate from 6.5% to 7.25%.

Comparison of Operating Results for the Three Months Ended December 31, 2021 and September 30, 2021

Net income was $16.1 million for both quarters ended December 31, 2021, and September 30, 2021. Significant variances from the prior quarter are as follows: a $187,000 increase in the provision for credit losses on loans, a $1.7 million increase in non-interest expense, a $1.6 million increase in non-interest income, and a $268,000 decrease in income tax expense.

Net interest income for the quarter ended December 31, 2021, remained stable at $38.4 million as compared to the quarter ended September 30, 2021, whereas the net interest margin declined by three basis points to 2.96% from 2.99% for the quarter ended September 30, 2021. The decrease in net interest margin was primarily due to lower yields on interest-earning assets, which decreased by five basis points to 3.23% for the quarter ended December 31, 2021, from 3.28% for the quarter ended September 30, 2021. The cost of interest-bearing liabilities decreased by three basis points to 0.37% for the quarter ended December 31, 2021, from 0.40% for the quarter ended September 30, 2021. Net interest income for the quarter ended December 31, 2021, included loan prepayment income of $2.0 million, as compared to $902,000 for the quarter ended September 30, 2021. Fees recognized from PPP loans totaled $1.3 million for the quarter ended December 31, 2021, as compared to $1.5 million for the quarter ended September 30, 2021. The Company accreted interest income related to PCD loans of $324,000 for the quarter ended December 31, 2021, as compared to $356,000 for the quarter ended September 30, 2021.

The provision for credit losses on loans increased by $187,000 to a provision of $39,000 for the quarter ended December 31, 2021, from a benefit of $148,000 for the quarter ended September 30, 2021. The increase in the provision from the prior quarter was primarily due to the downgrade in the risk rating of a lending relationship with an outstanding principal balance of approximately $15.6 million to Substandard from Pass (discussed in further detail in Asset Quality), partially offset by an improvement in the economic forecast during the quarter. Net recoveries were $73,000 for the quarter ended December 31, 2021, as compared to net charge-offs of $484,000 for the quarter ended September 30, 2021.

Non-interest income increased by $1.6 million, or 62.6%, to $4.3 million for the quarter ended December 31, 2021, from $2.6 million for the quarter ended September 30, 2021. The increase was primarily due to an increase of $674,000 in income on bank-owned life insurance, attributable to benefit claims, an increase of $149,000 in gains on available-for-sale debt securities, net, an increase of $130,000 in fees and services charges for customer services, and an increase of $682,000 in gains on trading securities, net. For the quarter ended December 31, 2021, gains on trading securities, net, were $607,000 compared to losses of $75,000 for the quarter ended September 30, 2021.

Non-interest expense increased by $1.7 million, or 8.7%, to $20.7 million for the quarter ended December 31, 2021, from $19.0 million for the quarter ended September 30, 2021. This was due primarily to a $1.7 million increase in compensation and employee benefits, $682,000 of which is attributable to the increase in the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as an increase in medical benefit expenses.

The Company recorded income tax expense of $5.8 million for the quarter ended December 31, 2021, compared to $6.1 million for the quarter ended September 30, 2021. The effective tax rate for the quarter ended December 31, 2021, was 26.5% compared to 27.4% for the quarter ended September 30, 2021.

Financial Condition

Total assets decreased $84.0 million, or 1.5%, to $5.43 billion at December 31, 2021, from $5.51 billion at December 31, 2020. The decrease was primarily due to decreases in available-for sale debt securities of $56.6 million, or 4.5%, total loans of $36.5 million, or 1.0%, and FHLBNY stock of $6.3 million, or 22.0%, partially offset by an increase in other assets of $11.8 million, or 46.6%, and an increase in cash and cash equivalents of $3.5 million, or 4.0%.

As of December 31, 2021, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 443.5%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $3.5 million, or 4.0%, to $91.1 million at December 31, 2021, from $87.5 million at December 31, 2020. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $16.6 million to $3.81 billion at December 31, 2021, from $3.82 billion at December 31, 2020. The decrease was primarily due to the $126.3 million sale of a portfolio of multifamily loans, loan prepayments, and PPP loan forgiveness, partially offset by loan growth. Construction and land loans decreased by $46.8 million, or 63.0%, to $27.5 million at December 31, 2021 from $74.3 million at December 31, 2020, one-to-four family residential loans decreased by $27.2 million, or 12.9%, to $183.7 million at December 31, 2021, from $210.8 million at December 31, 2020, and PPP loans decreased by $86.0 million, or 68.0%, to $40.5 million at December 31, 2021, from $126.5 million at December 31, 2020. Through December 31, 2021, 1,964 borrowers have received forgiveness payments totaling approximately $187.2 million. The decreases were primarily offset by increases in commercial real estate loans of $91.6 million, or 12.8%, to $808.6 million at December 31, 2021 from $717.0 million at December 31, 2020, and commercial and industrial loans (excluding PPP loans) of $32.7 million, or 48.2%, to $100.5 million at December 31, 2021 from $67.8 million at December 31, 2020, and, to a lesser extent, increases in home equity loans of $18.8 million and multifamily real estate loans of $8.8 million.

Loans originated under the PPP are authorized by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP loans are administered by the Small Business Administration ("SBA"), which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. The Company began accepting and funding loans under this program in April 2020. There were 377 PPP loans outstanding totaling $40.5 million at December 31, 2021, compared to 1,275 loans outstanding totaling $126.5 million at December 31, 2020. During the year ended December 31, 2021, the Company originated and the SBA approved funding for $81.4 million of PPP loans. The PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of December 31, 2021, we have received loan processing fees of $9.5 million, of which $7.4 million has been recognized in earnings, including $5.6 million recognized in the year ended December 31, 2021. The remaining unearned fees will be recognized in income over the remaining term of the loans.

There were no loans held-for-sale at December 31, 2021 compared to $19.9 million at December 31, 2020. At December 31, 2020, loans held-for-sale were comprised of commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in March 2021.
PCD loans totaled $15.8 million at December 31, 2021, and $18.5 million at December 31, 2020. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at December 31, 2021 was due to PCD loans being sold and paid off during the period. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $324,000 and $3.7 million attributable to PCD loans for the quarter and year ended December 31, 2021, respectively, as compared to $689,000 and $2.9 million for the quarter and year ended December 31, 2020, respectively. The increase in income accreted for the year ended December 31, 2021, was related to the payoff of PCD loans. PCD loans had an allowance for credit losses of approximately $4.7 million at December 31, 2021.

Loan balances are summarized as follows (dollars in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020
Real estate loans:
Multifamily	$2,518,065	$2,546,296	$2,509,310
Commercial mortgage	808,597	783,355	716,973
One-to-four family residential mortgage	183,665	187,051	210,817
Home equity and lines of credit	109,956	102,023	91,126
Construction and land	27,495	26,205	74,318
Total real estate loans	3,647,778	3,644,930	3,602,544
Commercial and industrial loans	100,488	80,773	67,817
PPP loans	40,517	72,947	126,535
Other loans	2,015	2,255	3,029
Total commercial and industrial, PPP, and other loans	143,020	155,975	197,381
Deferred origination loan costs, net (1)	—	—	4,795
Loans held-for-investment, net (excluding PCD/PCI)	3,790,798	3,800,905	3,804,720
PCD/PCI loans	15,819	16,054	18,518
Total loans held-for-investment, net	$3,806,617	$3,816,959	$3,823,238

(1) Under CECL (December and September 2021), origination deferred fees, deferred fees on acquired loans, and purchase accounting adjustments in connection with loans acquired are included in loans by respective portfolio.

The following tables detail multifamily real estate originations for the years ended December 31, 2021 and 2020 (dollars in thousands):

For the Year Ended December 31, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$744,565	3.14%	62%	76	V	10 to 30 Years

For the Year Ended December 31, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$572,399	3.39%	59%	82	V	20 to 30 Years
1,500	4.40%	47%	180	F	15 Years
$573,899	3.39%	59%

The Company’s available-for-sale debt securities portfolio decreased by $56.6 million, or 4.5%, to $1.21 billion at December 31, 2021, from $1.26 billion at December 31, 2020. The decrease was primarily attributable to paydowns, maturities, calls, and sales. At December 31, 2021, $973.1 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $232.8 million in corporate bonds, all of which were considered investment grade at December 31, 2021, $2.3 million in U.S. Government agency securities, and $72,000 in municipal bonds.

Equity securities increased by $5.1 million to $5.3 million at December 31, 2021, from $253,000 at December 31, 2020, due to the purchase of an investment in an SBA Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities decreased $69.9 million, or 1.5%, to $4.69 billion at December 31, 2021, from $4.76 billion at December 31, 2020. The decrease was primarily attributable to a decrease in Federal Home Loan Bank and other borrowings of $145.0 million and a decrease in securities sold under agreements to repurchase of $25.0 million, partially offset by an increase in deposits of $92.8 million, an increase in advance payments by borrowers for taxes and insurance of $5.2 million and an increase in accrued expenses and other liabilities of $5.0 million.

Deposits increased $92.8 million, or 2.28%, to $4.17 billion at December 31, 2021, as compared to $4.08 billion at December 31, 2020. The increase was attributable to increases of $409.7 million in transaction accounts and $26.0 million in savings accounts, partially offset by decreases of $203.7 million in money market accounts and $139.3 million in certificates of deposit. We continue to see balance runoff from high cost money market and certificates of deposit categories as we have strategically chosen not to compete on rate at this time.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020
Transaction:
Non-interest bearing checking	$898,490	$869,008	$695,831
Negotiable orders of withdrawal and interest-bearing checking	1,112,292	1,056,876	905,208
Total transaction	2,010,782	1,925,884	1,601,039
Savings and money market:
Savings	1,166,761	1,167,661	1,140,717
Money market	609,430	639,868	713,168
Brokered money market	—	—	100,000
Total savings	1,776,191	1,807,529	1,953,885
Certificates of deposit:
Brokered deposits	31,000	37,827	47,827
$250,000 and under	286,580	298,768	374,344
Over $250,000	64,781	71,372	99,456
Total certificates of deposit	382,361	407,967	521,627
Total deposits	$4,169,334	$4,141,380	$4,076,551

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020

Business customers	$1,184,472	$1,165,828	$977,778
Municipal customers	$633,458	$606,829	$501,040

Borrowings and securities sold under agreements to repurchase decreased to $421.8 million at December 31, 2021, from $591.8 million at December 31, 2020. The decrease in borrowings for the period was largely due to the maturity and replacement of FHLB borrowings with lower cost deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at December 31, 2021 (dollars in thousands):

Year	Amount	Weighted Average Rate
2022	$120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$415,000	2.13%
Total stockholders’ equity decreased by $14.1 million to $739.9 million at December 31, 2021, from $754.0 million at December 31, 2020. The decrease was attributable to $53.2 million in stock repurchases, $24.3 million in dividend payments, and an $11.1 million decrease in accumulated other comprehensive income associated with a reduction in unrealized gains on our debt securities available-for-sale portfolio, partially offset by net income of $70.7 million for year ended December 31, 2021, and a $6.9 million increase in equity award activity. The Company repurchased 3,342,700 shares of its common stock outstanding at an average price of $15.91 for a total of $53.2 million during the year ended December 31, 2021, pursuant to the approved stock repurchase plans. As of December 31, 2021, the Company had approximately $8.3 million in remaining capacity under its current repurchase program. In connection with the adoption of CECL, effective January 1, 2021, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax, to establish initial allowances against credit losses on loans and off-balance sheet credit exposures.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at December 31, 2021 (dollars in thousands):

Cash and cash equivalents(1)	$72,877
Corporate bonds	$214,769
Multifamily loans(2)	$1,439,583
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$432,741

(1) Excludes $18,191 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At December 31, 2021, the Company and the Bank's estimated CBLR ratios were 12.93% and 12.24%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 8.5%. As a result of the COVID-19 pandemic, the Federal Regulators lowered the CBLR ratio to 8%, which will phase back to the original ratio of 9% starting on January 1, 2022.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2021, September 30, 2021, and December 31, 2020 (dollars in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$5,117	$4,867	$6,229
One-to-four family residential	314	314	906
Multifamily	1,882	1,903	1,153
Home equity and lines of credit	281	126	191
Commercial and industrial	28	35	37
Total non-accrual loans	7,622	7,245	8,516
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	147	206	500
One-to-four family residential	165	60	174
Home equity and lines of credit	—	6	—
Commercial and industrial	—	—	436
PPP loans	72	—	—
Other	—	—	3
Total loans held-for-investment delinquent 90 days or more and still accruing	384	272	1,113
Non-performing loans held-for-sale	—	—	19,895
Total non-performing loans	8,006	7,517	29,524
Other real estate owned	100	100	—
Total non-performing assets	$8,106	$7,617	$29,524
Non-performing loans to total loans	0.21%	0.20%	0.77%
Non-performing assets to total assets	0.15%	0.14%	0.54%
Loans subject to restructuring agreements and still accruing	$5,820	$7,531	$7,697
Accruing loans 30-89 days delinquent	$1,166	$8,294	$13,982

Other Real Estate Owned

Other real estate owned is comprised of one property acquired during the year ended December 31, 2021 as a result of foreclosure. The property is located in New Jersey and had a carrying value of approximately $100,000 and was included in other assets on the consolidated balance sheet at December 31, 2021.

Non-performing Loans Held-for-Sale

Non-performing loans held-for-sale at December 31, 2020, totaled $19.9 million and were comprised of high risk commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and had not returned to contractual payments after 180 days of relief. The sale of these loans was completed in the first quarter of 2021.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $1.2 million, $8.3 million, and $14.0 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2021, September 30, 2021, and December 31, 2020 (dollars in thousands):

	December 31, 2021	September 30, 2021	December 31, 2020
Held-for-investment
Real estate loans:
Commercial	$144	$1,731	$8,792
One-to-four family residential	593	1,094	1,152
Multifamily	—	3,310	1,893
Construction and land	—	—	994
Home equity and lines of credit	412	357	380
Commercial and industrial loans	—	318	760
PPP loans	2	1,478	—
Other loans	15	6	11
Total delinquent accruing loans held-for-investment	$1,166	$8,294	$13,982

The improvement in delinquencies during the quarter ended December 21, 2021, as compared to the quarter ended September 30, 2021, was primarily attributable to two multifamily loans with an aggregate balance of approximately $3.0 million, and one commercial real estate loan with a loan balance of approximately $1.4 million, all brought current. Additionally, the delinquent PPP loans from the prior quarter were approved for forgiveness and paid-off. The improvement in delinquencies from the prior year is primarily attributable to loans becoming current as a result of improved economic conditions since the start of the COVID-19 pandemic.

PCD Loans (Held-for-Investment)
Under the CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($15.8 million at December 31, 2021 and $18.5 million at December 31, 2020) as accruing, even though they may be contractually past due. At December 31, 2021, 10.5% of PCD loans were past due 30 to 89 days, and 19.2% were past due 90 days or more, as compared to 9.6% and 35.2%, respectively, at December 31, 2020.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for additional 90 days periods. At the peak of forbearance, June 2020, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio. As of December 31, 2021, substantially all of the borrowers who had requested relief have returned to contractual payments. Two borrowers with loans totaling $774,000 did not return to their contractual status, however, they are making partial payments.
Loans in deferment status (“COVID-19 Modified Loans”) have continued to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers who were otherwise current on loan payments and were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers who were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

Other
During the fourth quarter of 2021, the Bank downgraded a lending relationship with an outstanding principal balance at December 31, 2021, of approximately $15.6 million to Substandard, which is comprised of two commercial real estate (CRE) loans with balances of $10.9 million, and a commercial line of credit secured by all unencumbered business assets with a balance of $4.7 million. In addition, the Bank has a commitment to fund $1.8 million under the line of credit with one of the entities in the relationship and all draws on the line are at the discretion of the Bank.

The CRE loans are secured by two commercial properties with a current appraised value of $19.2 million. The lending relationship was downgraded as a result of legal matters against certain officers of the borrowing entities, including certain individuals who are guarantors to the loans, and the impact such legal matters may have on future operations of the entities.

All loans under the lending relationship are current as of January 26, 2022, and the entities continue to operate. The Bank continues to evaluate the financial condition, operating results and cash flows of the related entities and guarantors. At December 31, 2021, approximately $1.9 million of the allowance for credit losses has been designated to this lending relationship. Based on information available, the loan has not been designated as impaired and remains on accrual status. However, there can be no assurances that one or more of the loans under the relationship will not migrate to non-accrual status in the future or require the establishment of additional loan losses reserves.

On January 26, 2022, the Bank received a payment of $2.6 million on the commercial line of credit, reducing the outstanding balance to approximately $2.1 million.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 or any other pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets) (5) (6)	1.18%	0.94%	1.18%	1.29%	0.70%
Return on equity (ratio of net income to average equity) (5) (6) (8) (9)	8.64	6.83	8.48	9.42	5.07
Average equity to average total assets	13.63	13.75	13.94	13.69	13.86
Interest rate spread	2.86	2.69	2.88	2.89	2.40
Net interest margin	2.96	2.83	2.99	3.01	2.61
Efficiency ratio (2) (5)	48.52	51.50	46.38	46.54	55.57
Non-interest expense to average total assets	1.51	1.52	1.40	1.44	1.49
Non-interest expense to average total interest-earning assets	1.60	1.62	1.48	1.53	1.58
Average interest-earning assets to average interest-bearing liabilities	138.48	131.32	137.26	135.63	126.98
Asset Quality Ratios:
Non-performing assets to total assets	0.15	0.54	0.14	0.15	0.54
Non-performing loans (3) to total loans (4)	0.21	0.77	0.20	0.21	0.77
Allowance for credit losses to non-performing loans (6)	486.80	390.56	516.99	486.80	390.56
Allowance for credit losses to total loans held-for-investment, net (4) (6) (7) (8)	1.02	0.98	1.02	1.02	0.98

(1)Annualized when appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net, and loans held-for-sale.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(5)The quarter and year ended December 31, 2020, included branch consolidation expenses of $2.2 million ($1.6 million after-tax). The year ended December 31, 2020, included merger-related expenses of $4.3 million ($3.3 million after-tax).
(6)The year ended December 31, 2020, included an allowance for loan losses of $8.0 million ($5.8 million after-tax) related to additional factors considered for COVID-19.
(7)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $40.5 million, $72.9 million, and $100.0 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively, the allowance for credit losses to total loans held for investment, net, totaled 1.03%, 1.04%, and 1.00% respectively, at December 31, 2021, September 30, 2021, and December 31, 2020.
(8)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.4 million increase to its allowance for credit losses, including reserves of $6.8 million related to PCD loans. Ratios as of December 31, 2020 do not reflect the adoption of CECL.
(9)In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$18,191	$15,899	$16,115
Interest-bearing deposits in other financial institutions	72,877	157,795	71,429
Total cash and cash equivalents	91,068	173,694	87,544
Trading securities	13,461	12,761	12,291
Debt securities available-for-sale, at estimated fair value	1,208,237	1,084,811	1,264,805
Debt securities held-to-maturity, at amortized cost	5,283	5,811	7,234
Equity securities	5,342	5,219	253
Loans held-for-sale	—	—	19,895
Loans held-for-investment, net	3,806,617	3,816,959	3,823,238
Allowance for credit losses	(38,973)	(38,862)	(37,607)
Net loans held-for-investment	3,767,644	3,778,097	3,785,631
Accrued interest receivable	14,572	13,826	14,690
Bank-owned life insurance	164,500	164,490	161,924
Federal Home Loan Bank of New York stock, at cost	22,336	22,336	28,641
Operating lease right-of-use assets	33,943	35,063	36,741
Premises and equipment, net	25,937	26,562	28,188
Goodwill	41,012	41,012	41,320
Other assets	37,207	34,403	25,387
Total assets	$5,430,542	$5,398,085	$5,514,544

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,169,334	$4,141,380	$4,076,551
Securities sold under agreements to repurchase	50,000	50,000	75,000
Federal Home Loan Bank advances and other borrowings	371,755	371,804	516,789
Lease liabilities	39,851	41,090	42,734
Advance payments by borrowers for taxes and insurance	24,909	23,496	19,677
Accrued expenses and other liabilities	34,810	31,109	29,812
Total liabilities	4,690,659	4,658,879	4,760,563

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	739,883	739,206	753,981
Total liabilities and stockholders’ equity	$5,430,542	$5,398,085	$5,514,544

Total shares outstanding	49,266,733	49,555,686	52,209,897
Tangible book value per share (1)	$14.18	$14.08	$13.64

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $440,000, $490,000, and $640,000 at December 31, 2021, September 30, 2021, and December 31, 2020, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2021	2020	2021	2021	2020
Interest income:
Loans	$38,702	$38,865	$38,539	$158,217	$146,570
Mortgage-backed securities	2,261	3,224	2,738	10,640	16,572
Other securities	563	529	494	1,965	2,871
Federal Home Loan Bank of New York dividends	255	382	318	1,279	1,825
Deposits in other financial institutions	68	45	57	197	307
Total interest income	41,849	43,045	42,146	172,298	168,145
Interest expense:
Deposits	1,246	2,835	1,420	6,207	25,230
Borrowings	2,234	3,173	2,309	10,442	13,107
Total interest expense	3,480	6,008	3,729	16,649	38,337
Net interest income	38,369	37,037	38,417	155,649	129,808
Provision/(benefit) for credit losses	39	2,473	(148)	(6,184)	12,742
Net interest income after (benefit)/provision for credit losses	38,330	34,564	38,565	161,833	117,066
Non-interest income:
Fees and service charges for customer services	1,500	1,172	1,370	5,394	3,967
Income on bank-owned life insurance	1,536	1,139	862	4,103	3,774
Gains on available-for-sale debt securities, net	519	222	370	1,495	327
Gains/(losses) on trading securities, net	607	1,204	(75)	1,703	1,601
Gain on sale of loans	—	—	—	1,401	665
Other	111	366	101	357	1,138
Total non-interest income	4,273	4,103	2,628	14,453	11,472
Non-interest expense:
Compensation and employee benefits	12,005	10,398	10,334	43,677	41,437
Occupancy	3,330	5,534	3,425	13,956	15,152
Furniture and equipment	427	412	431	1,737	1,519
Data processing	1,816	1,993	1,538	6,784	8,123
Professional fees	1,032	771	826	3,596	4,141
Advertising	633	503	576	2,358	2,088
Federal Deposit Insurance Corporation insurance	308	309	336	1,365	885
Other	1,139	1,267	1,569	5,686	5,168
Total non-interest expense	20,690	21,187	19,035	79,159	78,513
Income before income tax expense	21,913	17,480	22,158	97,127	50,025
Income tax expense	5,810	4,418	6,078	26,473	13,037
Net income	$16,103	$13,062	$16,080	$70,654	$36,988
Net income per common share:
Basic	$0.34	$0.26	$0.33	$1.46	$0.76
Diluted	$0.34	$0.26	$0.33	$1.45	$0.76
Basic average shares outstanding	47,212,839	50,514,632	48,095,473	48,416,495	48,721,504
Diluted average shares outstanding	47,667,987	50,534,643	48,486,096	48,754,263	48,785,963

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,810,502	$38,702	4.03%	$3,817,638	$38,539	4.01%	$3,707,263	$38,865	4.17%
Mortgage-backed securities (3)	896,912	2,261	1.00	924,326	2,738	1.18	1,139,755	3,224	1.13
Other securities (3)	202,453	563	1.10	159,334	494	1.23	116,919	529	1.80
Federal Home Loan Bank of New York stock	22,336	255	4.53	23,097	318	5.46	29,472	382	5.16
Interest-earning deposits in financial institutions	202,295	68	0.13	171,381	57	0.13	211,970	45	0.08
Total interest-earning assets	5,134,498	41,849	3.23	5,095,776	42,146	3.28	5,205,379	43,045	3.29
Non-interest-earning assets	292,366			300,036			326,924
Total assets	$5,426,864			$5,395,812			$5,532,303

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,891,982	$583	0.08%	$2,829,513	$671	0.09%	$2,734,973	$1,251	0.18%
Certificates of deposit	394,148	663	0.67	444,629	749	0.67	618,785	1,584	1.02
Total interest-bearing deposits	3,286,130	1,246	0.15	3,274,142	1,420	0.17	3,353,758	2,835	0.34
Borrowed funds	421,746	2,234	2.10	438,238	2,309	2.09	610,182	3,173	2.07
Total interest-bearing liabilities	3,707,876	3,480	0.37	3,712,380	3,729	0.40	3,963,940	6,008	0.60
Non-interest bearing deposits	879,689			835,065			713,478
Accrued expenses and other liabilities	99,707			96,293			94,373
Total liabilities	4,687,272			4,643,738			4,771,791
Stockholders' equity	739,592			752,074			760,512
Total liabilities and stockholders' equity	$5,426,864			$5,395,812			$5,532,303

Net interest income		$38,369			$38,417			$37,037
Net interest rate spread (4)			2.86%			2.88%			2.69%
Net interest-earning assets (5)	$1,426,622			$1,383,396			$1,241,439
Net interest margin (6)			2.96%			2.99%			2.83%
Average interest-earning assets to interest-bearing liabilities			138.48%			137.26%			131.32%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended
	December 31, 2021			December 31, 2020
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (1)	$3,862,243	$158,217	4.10%	$3,622,777	$146,570	4.05%
Mortgage-backed securities (2)	975,518	10,640	1.09	1,015,338	16,572	1.63
Other securities (2)	151,495	1,965	1.30	131,832	2,871	2.18
Federal Home Loan Bank of New York stock	25,420	1,279	5.03	29,992	1,825	6.08
Interest-earning deposits in financial institutions	164,553	197	0.12	168,011	307	0.18
Total interest-earning assets	5,179,229	172,298	3.33	4,967,950	168,145	3.38
Non-interest-earning assets	299,664			296,128
Total assets	$5,478,893			$5,264,078

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,811,552	$3,031	0.11%	$2,356,634	$10,241	0.43%
Certificates of deposit	505,472	3,176	0.63	910,444	14,989	1.65
Total interest-bearing deposits	3,317,024	6,207	0.19	3,267,078	25,230	0.77
Borrowed funds	501,523	10,442	2.08	645,305	13,107	2.03
Total interest-bearing liabilities	$3,818,547	16,649	0.44	$3,912,383	38,337	0.98
Non-interest bearing deposits	812,805			529,138
Accrued expenses and other liabilities	97,385			93,210
Total liabilities	4,728,737			4,534,731
Stockholders' equity	750,156			729,347
Total liabilities and stockholders' equity	$5,478,893			$5,264,078

Net interest income		$155,649			$129,808
Net interest rate spread (3)			2.89%			2.40%
Net interest-earning assets (4)	$1,360,682			$1,055,567
Net interest margin (5)			3.01%			2.61%
Average interest-earning assets to interest-bearing liabilities			135.63%			126.98%

(1)     Includes non-accruing loans.
(2)     Securities available-for-sale and other securities are reported at amortized cost.
(3)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average total interest-earning assets.